CUSIP NO. 03062T105	13G

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned agree, as of February 14, 2024, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of America’s Car-Mart, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Dated: February 14, 2024

Magnolia Capital Fund, LP

By: By:	The Magnolia Group, LLC General Partner /s/ Adam K. Peterson
Adam K. Peterson, Manager

The Magnolia Group, LLC

By:	/s/ Adam K. Peterson
Adam K. Peterson, Manager

By:	/s/ Adam K. Peterson
Adam K. Peterson